EXHIBIT 10.3

                               AMENDMENT SEVEN TO
                        ADMINISTRATIVE SERVICES AGREEMENT


THIS SEVENTH AMENDMENT TO THE ADMINISTRATIVE SERVICES AGREEMENT is effective as indicated herein, by and between TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY, hereinafter referred to as "Transamerica," a North Carolina corporation, and LEGACY MARKETING GROUP, hereinafter referred to as "LMG," a California corporation.

WHEREAS, Transamerica and LMG entered into an Administrative Services Agreement, dated May 29, 1998, as amended, hereinafter referred to as the "Agreement," wherein LMG agreed to provide certain Transamerica accounting and service functions in consideration of the fees as set forth in APPENDIX B of the Agreement.


NOW, THEREFORE, in consideration of the foregoing recitals and mutual promises hereinafter contained and other good and valuable consideration, the parties hereto do agree as follows:


1.   Effective  December 16, 2002,  Add to APPENDIX C,  SERVICES TO BE PROVIDED,
     Section 2, "Other Services," sub-section d. as follows:

     "d. Conservation Program LMG will implement and administer a Conservation Program based upon mutually agreed upon written procedures, guidelines and reports that include the following elements:

   1) Conservation Case Identification

      (a) Review of all surrender requests to identify cases that meet the Conservation Program criteria established by Transamerica.

   2) Program Execution

      (a) Phone calls and letters to surrendering owners

      (b) Contact with writing producer

      (c) Explanations of existing product's benefits and features

      (d) Suggestions to owners of alternative options

   3) Documentation and Reporting

      (a) Detailed documentation and tracking of conservation attempts

      (b) Regular periodic reports to Transamerica of agreed upon data

      (c) Regular periodic review of Save Ratio (surrenders completed vs. surrenders saved) and evaluation of program effectiveness by LMG and Transamerica

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      (d) All reports to Transamerica  will be delivered within 10 business days of the end of the applicable reporting period

     All direct contact with contract owners, customers and producers involving explanation of benefits, product features and alternative options will be performed by a Conservation Specialist who is appropriately licensed as an insurance agent under applicable state law.

     Subject to 60 days advance written notification to LMG, Transamerica may terminate the Conservation Program effective any date for any reason on or after December 16, 2003 or effective any date prior to December 16, 2003 if the Save Ratio falls below 5% for any rolling 3 month period."


2. Effective December 16, 2002, add to APPENDIX B, Processing Fees, Section 3, "Out-Of-Pocket Expenses," sub-section a.(4) as follows:

     "(4) Transamerica will pay LMG $2,438.40 per month for implementing and administering the Conservation Program described in APPENDIX C as amended above. The December 2002 fee will be pro-rated. Any change to the monthly payment amount will be made in accordance with the provisions of Section 4.3(b) of the Agreement."

3. Amend APPENDIX B by deleting the modification made to "Processing Fees, Sub-Section 3(a) "Out-of-Pocket Expenses" in Amendment No. 3 so that said sub-section is restored to the wording which existed prior to the changes made by said Amendment No. 3.

4. Amend APPENDIX B by replacing "1. Multi Year Guarantee Products" with "1. Annuity Products"

IN WITNESS HEREOF, the parties have hereto executed this Agreement.


LEGACY MARKETING GROUP

By: /s/ R. Preston Pitts
Title: President
Date:  July 21, 2003

TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY

By: /s/ Ken Kilbane
Title: VP Legacy Marketing Sales
Date:  July 23, 2003

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